Exhibit 99.1

CONTACT:	Jayne Wallace	Erica Bolton
	Corporate Communications	Investor Relations
	908-607-4014	908-607-4108
	Jayne.wallace@virginmobileusa.com	Erica.bolton@virginmobileusa.com

VIRGIN MOBILE USA NAMES BOB STOHRER

CHIEF MARKETING OFFICER

WARREN, NJ (January 16, 2008) – Virgin Mobile USA, Inc. [NYSE: VM] today announced that Bob Stohrer, currently Vice President of Brand & Integrated Marketing, has been tapped as the company’s new Chief Marketing Officer. Stohrer will take on this role as Howard Handler, who has served as CMO since Virgin Mobile’s launch, leaves the company.

Handler and Stohrer joined the no-contract wireless service in 2003. Both have been instrumental in driving its growth from a start-up MVNO to one of the nation’s top 10 wireless providers, with a customer base of nearly five million. Following several years of impressive growth as well as the recent completion of the company’s initial public offering, Handler has decided to take the next step in his career.

“Howard has been one of the key architects of Virgin Mobile USA, helping to guide and shape many aspects of the company over the last five years,” said Dan Schulman, CEO of Virgin Mobile USA. “I wish him the very best of luck in the next phase of his career.”

Handler commented that, “since the beginning, my intention has been to build the brand and the business to a point where it hits significant scale. I take great pride in having helped to shape the company over the last five years. Another key goal, professionally and personally, was to take the company public. Now that has been accomplished, and Bob is clearly the most natural successor to lead the marketing team going forward. The time feels right for this move.”

“I am thrilled to announce that Bob Stohrer will take over as CMO to chart the course for Virgin Mobile’s next stage as a public company,” said Schulman. “Bob has also played a large part in giving Virgin Mobile its bold, maverick spirit and he will be a powerful force in shaping our marketing strategy going forward.”

“I’m excited to build on the marketing accomplishments delivered over the past five years, and look forward to defining new and innovative ways to continue to drive demand for the brand. Virgin Mobile is fundamentally a consumer champion and category challenger, and we won’t be bashful when it comes to pointing out why we’re a better way to go wireless.”

Stohrer joined Virgin Mobile USA in 2003 as VP, Brand & Communications, and was promoted to VP, Brand & Integrated Marketing in 2006. Working with Handler, the partnership created some of Virgin Mobile’s most visible programs, including “Nothing to Hide” — the Naked campaign, “Chrismahanukwanzakah,” and this year’s “You Rule” campaign.

Earlier in his career, Stohrer served as vice president and creative director at National Football League Properties, where he advanced the NFL’s branding and advertising efforts. Stohrer played a pivotal role in some of the NFL’s most memorable creative campaigns including the “Feel the Power” fan development outreach, the award-winning “Thank You, Fans” Super Bowl commercials, and the “Play Football” youth campaign.

Stohrer attended Syracuse University’s Newhouse School of Communications and currently lives in Hoboken, NJ with his wife, Rebecca and two kids, Olivia and Sebastien.

About Virgin Mobile USA, Inc.

Virgin Mobile USA [NYSE: VM] offers millions of customers control, flexibility and choice in wireless service, rich data content and innovative products without annual contracts. Voice pricing plans range from monthly options with unlimited nights and weekends to by-the-minute offers, allowing consumers to adjust how and what they pay according to their needs. Virgin Mobile’s full slate of smart, stylish and affordable handsets, including the Wild Card, Super Slice and Cyclops, are available at top retailers in more than 40,000 locations nationwide and online at http://www.virginmobileusa.com with Top-Up cards available at more than 140,000 locations.

J.D. Power and Associates ranked Virgin Mobile highest in customer satisfaction among wireless prepaid services in both 2006 and 2007, and its customers report a 90% satisfaction rate. Virgin Mobile contributes 5% of profits from downloadable content to The RE*Generation, its pro-social initiative to help homeless teens, and provides postage-paid return envelopes in every new package for customers to recycle old phones. Virgin Mobile USA’s national coverage is powered by the nationwide Sprint PCS network.

This press release contains certain forward-looking statements and information relating to us that are based on the beliefs of our management as well as assumptions made by, and information currently available to, us. These statements include, but are not limited to, statements about our strategies, plans, objectives, expectations, intentions, expenditures, and assumptions and other statements contained in this document that are not historical facts. When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan” and “project” and similar expressions, as they relate to us are intended to identify forward-looking statements. These statements reflect our current views with respect to future events, are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Further, certain forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Many factors could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements. The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, those risks and uncertainties discussed in our filings with the Securities and Exchange Commission, copies of which are available on our investor relations website at http://investorrelations.virginmobileusa .com and on the SEC website at http://www.sec.gov. We neither intend nor assume any obligation to update these forward-looking statements, which speak only as of their dates.

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